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                                                                    Exhibit 99.1
[Logo of Vencor, Inc. appears here]



CONTACT:  Richard A. Schweinhart
          Senior Vice President and Chief Financial Officer
          (502) 596-7379

          Richard A. Lechleiter
          Vice President, Finance,
          Corporate Controller and Treasurer
          (502) 596-7734



  VENCOR ELECTS NOT TO MAKE INTEREST PAYMENT ON ITS 9 7/8% SUBORDINATED NOTES


    LOUISVILLE, Ky. (May 3, 1999) Vencor, Inc. (NYSE: VC) announced today that it has elected not to make the interest payment of approximately $14.8 million due today on the Company's $300 million 9 7/8% Guaranteed Senior Subordinated Notes due 2005 (the "Notes").

    The indenture under which the Notes were issued provides for a 30-day grace period before an Event of Default will occur due to the nonpayment of interest. If the interest payment is not made within the 30-day grace period, the Notes may be declared immediately due and payable. However, if the Company's senior bank debt has not been accelerated, the Notes may not be accelerated until five days after notice is given to the Company's senior bank lenders. The Notes are a general unsecured obligation of the Company and rank subordinate in right of payment to the Company's senior bank debt and lease obligations.

    As previously announced, the Company continues to negotiate with its senior bank lenders and with Ventas, Inc. (NYSE: VTR) in an effort to obtain a sustainable capital structure for the Company and a reduction in the rents paid by the Company to Ventas. The Company also intends to negotiate with the holders of the Notes as part of this effort.

    Vencor is a long-term healthcare provider operating hospitals, nursing centers and contract ancillary services in 46 states.

    Certain statements made in this press release, including, but not limited to, statements containing the words "anticipates," "believes," "expects," "intends," "will," "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual

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results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include, without limitation, the Company's ability to amend or refinance its existing debt and lease obligations or otherwise adjust its current financial structure, the increase in the Company's cost of borrowing, its ability to attract patients and the effects of healthcare reform and legislation on the Company's business strategy and operations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of the future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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